Exhibit 99.1

News Release

CommScope Announces Conversion of All Outstanding 3.50%

Convertible Senior Subordinated Debentures into Common Stock

HICKORY, NC, June 3, 2009—In connection with the previously announced termination of conversion rights for CommScope’s 3.50% Convertible Senior Subordinated Debentures due 2024, all $100 million of the outstanding debentures have been converted into CommScope common stock (NYSE: CTV).

The debentures were converted at a rate of 99.354 shares per $1,000 principal amount (representing a conversion price of approximately $10.065 per share). In connection with the conversions, holders will also receive a coupon make-whole payment in shares of CommScope common stock. As a result of the conversions, CommScope will be issuing approximately 10.4 million shares of CommScope common stock.

The company expects to incur a noncash charge of approximately $11.5 million in the second quarter for the coupon make-whole payment related to the conversion.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:

Phil Armstrong, CommScope

+1 828-323-4848

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568 or publicrelations@commscope.com

Forward-Looking Statements

This press release includes forward-looking statements that are based on information currently available to management and on management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.